Exhibit 10.28

RESIGNATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

1. Mark A. Canepa (“Executive”) has been employed by Extreme Networks, Inc. (the “Company”) as its President and Chief Executive Officer pursuant to a written employment agreement dated as of August 18, 2006 (the “Employment Agreement”). Executive has voluntarily resigned from the Board of the Company and as an officer effective as of October 20, 2009 and has terminated the parties’ employment relationship effective as of November 2, 2009 (the “Resignation Date”). Accordingly, Executive and the Company agree as set forth below. This Agreement will become effective on the eighth day after it is signed by Executive (the “Effective Date”), provided that Executive has not revoked this Agreement (by email notice to kswift@extremenetworks.com) prior to that date.

2. Executive hereby confirms his voluntarily resignation from (a) his employment with the Company, and (b) any positions that he holds with the Company and any of its subsidiaries, with all such resignations effective on or prior to November 2, 2009. Executive shall promptly execute and return to the Company any documents reasonably necessary to effectuate his resignation from any such positions.

3. Subject to Executive’s compliance with the terms of this Agreement, and in exchange for his execution of this Agreement (without revocation during the revocation period described below), the Company will provide Executive with the Severance Package (as that phrase is defined in the Employment Agreement). The payments described in A and B of the Severance Package will be made to Executive in equal installments on the Company’s regular paydays over the twelve (12) month period beginning on the first Company payday following the Effective Date of this Agreement. Such payments total $499,300 and $140,054, or $639,354 in aggregate. Such amount shall be paid the amount of $26,639.75 in each of the 24 regular paydays following November 2, 2009.

4. Executive acknowledges that he was paid all wages that Executive earned during his employment with the Company. Executive understands and acknowledges that he shall not be entitled to any additional payments or benefits of any kind from the Company other than the Severance Package.

5. Executive and his successors release the Company and its parents, divisions, subsidiaries, and affiliated entities, and each of their respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, constructive discharge, fraud, defamation, infliction of emotional distress, or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act, or any other applicable law. This release of claims will not apply to any rights or claims that cannot be released as a matter of law, including any statutory indemnity rights, and it will not affect Executive’s vested rights under the Company’s equity and/or 401(k) plans.

6. Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive waives any rights that he has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

7. Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of the Employee Inventions and Proprietary Rights Assignment Agreement between the Company and Executive. To the extent he has not done so already, promptly following his execution of this Agreement, Executive will return to the Company, in good working condition, all Company property and equipment that is in Executive’s possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (whether in paper, electronic, or other format, and all copies thereof) that Executive prepared or received in the course of his employment with the Company.

8. Executive agrees that he will not, at any time in the future, make any critical or disparaging statements about the Company, its products or its employees, unless such statements are made truthfully in response to a subpoena or other legal process.

9. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.

10. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected.

11. Notwithstanding anything set forth in this Agreement to the contrary, Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code and that such payments will either comply with, or be exempt from, Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying these intentions, however, Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

12. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and it supersedes all prior negotiations and agreements between the parties, whether written or oral, with the exception of any stock option or restricted stock agreements between the parties and the agreement described in Paragraph 7. In particular, the Employment Agreement shall be of no further force or legal effect, except with respect to the arbitration provision contained in that agreement, which provision remains in full force and effect. This Agreement may not be modified or amended except by a document signed by an authorized member of the Board of Directors of the Company and Executive.

EXECUTIVE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT (BY EMAIL NOTICE OF REVOCATION TO THE EMAIL ADDRESS LISTED IN PARAGRAPH 1), AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEVERANCE PACKAGE DESCRIBED IN PARAGRAPH 3, WHICH SEVERANCE PACKAGE EXECUTIVE WOULD NOT BE ENTITLED TO RECEIVE BUT FOR HIS EXECUTION OF THIS AGREEMENT.

Dated: October 22, 2009		/s/ MARK A CANEPA
Mark A. Canepa

EXTREME NETWORKS, INC.

Dated: October 22, 2009	By:	/s/ BOB L. COREY
Bob L. Corey